Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD REVENUE;
RAISES 2006 REVENUE AND EARNINGS GUIDANCE

•      Second quarter revenue of $16.9 million, up 42 percent over second quarter 2005;

•                  Second quarter gross margin of 79 percent;

•                  Second quarter net income of $1.2 million, or $0.09 per diluted share, up from $734,000, or $0.06 per diluted share, in the year-ago period.  Pretax income excluding equity-based compensation (a non-GAAP measure) for the second quarter was $3.4 million, or $0.24 per diluted share, compared to $1.3 million, or $0.10 per diluted share, in the year-ago period;

•                  $6.7 million increase in cash, cash equivalents and marketable securities from March 31, 2006; and

•                  2006 annual revenue and earnings per share guidance raised.

Minneapolis, August 1, 2006 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record revenue for the second quarter ended   June 30, 2006 of $16.9 million, a 42 percent increase over $11.9 million in the second quarter of 2005. Net income for the 2006 second quarter was $1.2 million, or $0.09 per diluted share, which included equity-based compensation costs of $887,000 (after tax). This compares to net income for the 2005 second quarter of $734,000, or $0.06 per diluted share, which included equity-based compensation costs of $61,000 (after tax).

Pretax income excluding equity-based compensation (a non-GAAP measure) for the 2006 second quarter more than doubled to $3.4 million, or $0.24 per diluted share, from year-earlier pretax income excluding equity-based compensation for the 2005 second quarter of $1.3 million, or $0.10 per diluted share.

“Robust demand for our productivity-enhancing software by physicians and hospital managers resulted in another record quarter for the company. We now have more than 3,250 separate software licenses in the marketplace,” said Jay D. Miller, president and chief executive officer. “In the 2006 second quarter, we saw continued strength in the enterprise IT/PACS market and more overlap between the scanner and IT/PACS markets.”

(more)

Financial Highlights

•                  License fee revenue from all products increased to $11.4 million during the second quarter, up 43 percent over second quarter 2005 license fee revenue of $8.0 million. License fee revenue for the first six months of 2006 increased To Whom It May Concern: $22.4 million, up 46 percent over $15.3 million for the same period in 2005.

•                  Second quarter revenue from distribution partner Toshiba Medical Systems Corporation totaled $5.8 million, or 34 percent of total revenue, compared to $5.6 million in the second quarter of 2005, or 47 percent of total revenue.  Toshiba revenue for the first six months of 2006 increased to $12.7 million, up 10 percent over $11.5 million for the same period in 2005.

•                  Non-Toshiba license fee revenue increased to $7.4 million during the second quarter, an 82 percent gain over year-earlier second quarter non-Toshiba license fee revenue of $4.1 million.

•                  Revenue generated through the company’s IT/PACS partnership with McKesson Information Systems represented 11 percent of total revenue for the second straight quarter, up from 7 percent for full year 2005, and 2 percent for full year 2004.

•                  License fee revenue from software options (including third-party software) increased to $6.3 million during the second quarter, up 43 percent over $4.4 million in the year-ago period. Top-selling options in the second quarter of 2006 were General Vessel Probe, Automated Vessel Measurement and CT Cardiac.

•                  Revenue from maintenance and services rose to $5.0 million during the second quarter, a 43 percent gain over second quarter 2005 revenue of $3.5 million. Maintenance revenue alone increased 68 percent to $3.7 million in the second quarter of 2006, up from $2.2 million for the same period in 2005.

•                  Second quarter international revenue was $2.2 million, or 13 percent of total revenue, a 6 percent gain from $2.1 million, or 18 percent of total revenue, in the same period in 2005. International revenue for the first six months of 2006 increased to $5.0 million, up 38 percent over $3.7 million for the 2005 first half. International sales were predominantly through Toshiba.

•                  Gross margin improved to 79 percent for the second quarter of 2006 from 75 percent for the same period in 2005. Gross profit for the 2006 second quarter rose to $13.4 million from $8.9 million in the year-ago quarter. The overall gross margin gains were primarily due to greater software sales, including software-only enterprise sales that carry higher selling prices and margins.

•                  Cash, cash equivalents and marketable securities increased $6.7 million to $60.6 million at June 30, 2006 from $53.9 million at March 31, 2006.  Interest income increased to $685,000 in the second quarter compared to $237,000 in the year-ago period.

Operating Expense Summary

•                  Operating expenses for the second quarter totaled $12.0 million, which included $1.1 million of equity-based compensation, compared with second quarter 2005 expenses of $8.0 million, which included $91,000 of equity-based compensation.

•                  Sales and marketing expenses for the second quarter totaled $6.2 million, which included $528,000 of equity-based compensation, compared with second quarter 2005 expenses of $4.0 million, which included $20,000 of equity-based compensation. Other than equity-based compensation, the primary factors behind the increase were additional employees to support the company’s growth, increased trade show expenses and higher commissions on greater sales volumes.

•                  Research and development expenses for the second quarter totaled $3.1 million, which included $173,000 of equity-based compensation, compared with second quarter 2005 expenses of $2.0 million, which included $10,000 of equity-based compensation. The company continues to invest in research and development by adding personnel focused on product innovation and development.

•                  General and administrative expenses for the second quarter totaled $2.6 million, which included $432,000 of equity-based compensation, compared with second quarter 2005 expenses of $1.9 million, which included $61,000 of equity-based compensation. In addition to equity-based compensation, the major driver of higher expenses was growth in the employee base.

Key Developments

During the second quarter of 2006, the cardiology segment of the advanced visualization and analysis market received a significant amount of press, and Vital Images’ CT Cardiac option continued to be among the company’s strongest selling options. Interventional cardiologists are very open to new technologies and cardiac CT angiography offers a less costly, minimally invasive alternative to current angiography procedures.  The company believes that cardiovascular advanced visualization will continue to grow in the marketplace and that Vital Images can capitalize on this opportunity.

In June 2006, the company participated in Stanford University’s 8th Annual International Symposium on Multidetector-Row CT workstation face-off, a demonstration in which the top advanced visualization and analysis vendors each perform a series of case studies in an allotted amount of time. The company’s Vitrea® software solution completed each of the four case studies with ease, showcasing the speed and ease of use of Vitrea® software and reaffirming the company’s position as a market leader.

Recently, McKesson announced that it has signed a distribution agreement with Toshiba under which Toshiba will offer McKesson’s IT/PACS solution with Toshiba’s diagnostic imaging devices, including CT scanners.  In a joint statement, McKesson and Toshiba noted they believe this agreement is the best way to offer the hospital and imaging center market affordable, easily installed best-of-breed diagnostic imaging solutions.  This announcement reflects the market trend towards advanced visualization and IT/PACS integration, and ideally positions Vital Images, as Toshiba and McKesson are the company’s two largest partners.

In February 2006, Congress passed the Deficit Reduction Act of 2005 (DRA), which includes imaging-related budget cuts to U.S. federal reimbursement programs.  Under the DRA, federal reimbursement for imaging related procedures will be reduced by $2.8 billion from 2007 to 2010 and a total of $8.1 billion from 2007 to 2015.  The imaging-related reductions focus on studies conducted outside of hospitals, such as at diagnostic imaging centers.  Starting in 2007, the DRA will cut reimbursement for out-of-hospital imaging studies, which will result in reimbursement at rates similar to hospital outpatient facility reimbursement rates.  More recently, a bipartisan bill was introduced which calls for a two-year delay on imaging-related cuts mandated by the DRA. The DRA has also been the subject of several lawsuits seeking to overturn the legislation on constitutionality grounds because, when it was signed, the House and Senate versions of the bill were different.

Regardless, the company does not believe the DRA will have a material impact on its future business, as the majority of Vital Images’ sales are derived from large hospital networks and facilities, and not the imaging outpatient diagnostic centers that are the targets of the DRA reimbursement cuts.  Furthermore, the company is seeing substantial growth in the enterprise IT/PACS market, which is not significantly impacted by the DRA.  It is also important to note that customers view the company’s products as productivity tools that will help save time and reduce costs.

2006 Revenue and Earnings Per Share Guidance Raised

For full-year 2006, the company has increased revenue guidance revenue to the range of $69.5 million to $71.5 million, or a 34 percent to 38 percent increase over 2005. Management is increasing revenue guidance as a result of the company’s strong first half revenue results and a strong pipeline heading into the third quarter, and increasing earnings per share outlook as a result of the increased revenue guidance combined with lower than anticipated operating costs and equity-based compensation.

The company also expects the following for full-year 2006:

•                  GAAP net income of $0.38 to $0.44 per diluted share; the company’s prior guidance was for $0.28 to $0.38 per diluted share.

•                  Net income excluding equity-based compensation (a non-GAAP measure) of $0.66 to $0.71 per diluted share; the company’s prior guidance was for $0.59 to $0.65 per diluted share.

•                  Pretax income excluding equity-based compensation (a non-GAAP measure) of $1.02 to $1.12 per diluted share, up from $0.67 for 2005, or a 49 percent to 64 percent increase over 2005; the company’s prior guidance was for $0.93 to $1.03 per diluted share.

In addition, Vital Images anticipates the total balance of cash, cash equivalents and marketable securities will increase between $18 million and $24 million in 2006; the company’s prior guidance was for an increase of between $15 million and $22 million.

The following table summarizes the company’s guidance range for 2006:

	2006 Guidance Range
	Low		High

Revenue ($ millions)	$69.5	to	$71.5
Net income per diluted share (1)	$0.38	to	$0.44

Non-GAAP Measures (2)
Net income excluding equity-based compensation per diluted share (1)	$0.66	to	$0.71
Pretax income excluding equity-based compensation per diluted share (1)	$1.02	to	$1.12

(1)          Based on an estimate of 14.1 million weighted average diluted common shares for 2006.

(2)          Non-GAAP information – see summary of Non-GAAP Information below.

Factors considered in preparing 2006 guidance include:

•                  Key Investments – As disclosed in the 2005 year-end press release, the company plans to invest significantly in research and development, sales and marketing, and international expansion in 2006.

•                  Gross Margin – Gross margin of approximately 79 percent in 2006.

•                  Taxes – An effective income tax rate of approximately 41 percent to 42 percent in 2006, compared to a 2005 effective tax rate of 33 percent. The increase in the estimated effective tax rate is due to the non-deductibility of incentive stock options, for which the tax benefit is recorded only upon a disqualifying disposition, and the expiration of the research and development (R&D) tax credit on December 31, 2005. The R&D tax credit reduced the company’s 2005 effective tax rate by four percentage points. There is current legislation in Congress that would extend the R&D tax credit and, if approved, the company would expect an effective tax rate of between 39 percent and 40 percent in 2006. The company does not anticipate paying any significant income taxes for the next three to six years due to the utilization of net operating losses and tax deductions from the exercise of stock options.

•                  Expensing of Stock Options – The 2006 GAAP guidance includes the effect of expensing stock options, as required by SFAS No. 123(R). In 2006, the company expects equity-based compensation charges to be approximately $3.7 million to $3.9 million after tax.

Conference Call and Webcast

Vital Images will host a live Webcast of its second quarter earnings conference call today, Tuesday, August 1, 2006, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11066526. The audio replay will be available beginning at 1:30 p.m. CT on Tuesday, August 1, through 5:00 p.m. CT on Tuesday, August 8.

About Vitrea®

Vitrea® software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography) and MR (magnetic resonance) image data. With this productivity-enhancing tool, physicians can easily navigate within these images to better understand disease conditions. The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications. In addition, Vitrea software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques. Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnect®

ViTALConnect® software is a Web-enabled medical application that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment. This solution enables users to review studies and perform advanced analysis - from anywhere, at anytime. This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About ViTALCardia™

ViTALCardia™ encompasses several high-performance Vitrea applications including: coronary vessel analysis, cardiac functional analysis, calcium scoring and peripheral vessel analysis. The software includes capabilities for viewing 2D, 3D and 4D cardiac images of the heart. ViTALCardia is fast and easy to use, with an efficient workflow that offers accessibility to multiple physicians within a healthcare enterprise. This cardiac-specific software provides tools to plan intra-vascular procedures, customized cardiac reporting and single-click navigation of suspect regions. The ViTALCardia solution provides anywhere, anytime accessibility to key images and the ability to access the workflow throughout the cardiology enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. For more information, visit http://www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information includes estimates of 2006 GAAP and non-GAAP results. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123R, and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2005.

Vitrea® and ViTALConnect® are registered trademarks and ViTALCardia™ is a trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005

Revenue:
License fees	$11,369	$7,958	$22,386	$15,289
Maintenance and services	5,031	3,510	9,496	6,861
Hardware	513	480	827	1,123
Total revenue	16,913	11,948	32,709	23,273

Cost of revenue:
License fees	1,287	1,343	2,530	2,424
Maintenance and services	1,874	1,398	3,619	2,624
Hardware	338	289	553	654
Total cost of revenue	3,499	3,030	6,702	5,702

Gross profit	13,414	8,918	26,007	17,571

Operating expenses:
Sales and marketing	6,234	4,049	11,374	7,470
Research and development	3,115	1,985	6,136	3,763
General and administrative	2,618	1,925	5,125	3,515
Loss on operating lease	—	—	—	493
Total operating expenses	11,967	7,959	22,635	15,241

Operating income	1,447	959	3,372	2,330

Interest income	685	237	1,199	401
Income before income taxes	2,132	1,196	4,571	2,731

Provision for income taxes, net	885	462	1,897	973

Net income	$1,247	$734	$2,674	$1,758

Net income per share - basic	$0.09	$0.06	$0.20	$0.14
Net income per share - diluted	$0.09	$0.06	$0.19	$0.13

Weighted average common shares outstanding - basic	13,175	12,324	13,069	12,198
Weighted average common shares outstanding - diluted	13,906	13,128	13,890	13,044

	June 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$49,909	$20,845
Marketable securities	10,718	28,965
Accounts receivable, net	13,385	14,330
Deferred income taxes	717	717
Prepaid expenses and other current assets	1,561	1,228
Total current assets	76,290	66,085
Property and equipment, net	6,133	5,361
Deferred income taxes	9,852	8,949
Licensed technology, net	150	210
Other intangible assets, net	3,851	4,493
Goodwill	6,053	6,053
Total assets	$102,329	$91,151

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,414	$2,640
Accrued compensation	2,954	3,688
Accrued royalties	1,010	1,348
Other current liabilities	1,359	1,575
Deferred revenue	12,882	11,231
Total current liabilities	20,619	20,482
Deferred revenue	1,112	645
Deferred rent	1,134	1,235
Total liabilities	22,865	22,362

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 13,211,545 issued and outstanding as of June 30, 2006; and 12,847,744 shares issued and outstanding as of December 31, 2005	132	128
Additional paid-in capital	82,197	75,918
Deferred stock-based compensation	—	(1,707)
Accumulated other comprehensive loss	(9)	(20)
Accumulated deficit	(2,856)	(5,530)
Total stockholders’ equity	79,464	68,789
Total liabilities and stockholders’ equity	$102,329	$91,151

Vital Images, Inc.
Supplemental Information – Reconciliation of GAAP Net Income Per Diluted Share to Non-GAAP Per Diluted Share Information (Unaudited)
(In thousands, except per share amounts)

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation and the provision for income taxes. Equity-based compensation is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of the company’s common stock. Additionally, prior to January 1, 2006, employee stock option compensation was not included in the company’s GAAP results. Furthermore, the company also anticipates that its future effective tax rate will fluctuate significantly because the tax benefit related to the exercise of incentive stock options is highly volatile and must be treated as a discrete event.

Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring. The following tables reconcile GAAP net income per diluted share to non-GAAP net income excluding equity-based compensation per diluted share and to non-GAAP pretax income excluding equity-based compensation per diluted share:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$1,247	$734	$2,674	$1,758
Equity-based compensation	1,234	96	2,441	114
Tax impact of equity-based compensation	(347)	(35)	(618)	(42)
Net income excluding equity-based compensation	$2,134	$795	$4,497	$1,830

Net income per diluted share	$0.09	$0.06	$0.19	$0.13
Net income excluding equity-based compensation per diluted share	$0.15	$0.06	$0.32	$0.14
Weighted average common shares outstanding - diluted	13,906	13,128	13,890	13,044

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$1,247	$734	$2,674	$1,758
Equity-based compensation	1,234	96	2,441	114
Provision for income taxes, net	885	462	1,897	973
Pretax income excluding equity-based compensation	$3,366	$1,292	$7,012	$2,845

Net income per diluted share	$0.09	$0.06	$0.19	$0.13
Pretax income excluding equity-based compensation per diluted share	$0.24	$0.10	$0.50	$0.22
Weighted average common shares outstanding - diluted	13,906	13,128	13,890	13,044

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